Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 27, 2020, with respect to the consolidated financial statements included in the Annual Report of BBQ Holdings, Inc. on Form 10-K for the year ended December 29, 2019.  We consent to the incorporation by reference of said report in the Registration Statements of BBQ Holdings, Inc. on Forms S-3 (File No. 333-224919,) and on Forms S-8 (File No. 333-226816, File No. 333-208261, File No. 333-204015, File No. 333-176278 and File No. 333-124985).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 27, 2020